UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                                 Six Flags, Inc.
                                (Name of Issuer)

                    Common Stock, $0.025 par value per share
                         (Title of Class of Securities)

                                    83001P109

                                 (CUSIP Number)

                                 January 5, 2006
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 17 Pages

CUSIP No. 83001P109                   13G                  Page 2 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge International LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 3 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Master L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 4 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Capital Corporation
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 5 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Capital L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 6 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 7 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a)) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 8 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Capital Management, LLC        20-1901985
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO - Limited Liability Company
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 9 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Glenn Dubin
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 10 of 17 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Henry Swieca
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                2,539,545 shares of Common Stock

                $39,875,000 principal amount of 4.50% Convertible Senior
                Notes due 2015 (convertible into approximately 6,279,528
                shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,539,545 shares of Common Stock

            $39,875,000 principal amount of 4.50% Convertible Senior
            Notes due 2015 (convertible into approximately 6,279,528
            shares of Common Stock) (See Item 4(a))
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.87%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G                  Page 11 of 17 Pages


Item 1.

(a)  Name of Issuer

            Six Flags, Inc., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

            11501 Northeast Expressway
            Oklahoma City, Oklahoma 73131

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship

            Highbridge International LLC
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Master L.P.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:    Cayman Islands, British West Indies

            Highbridge Capital Corporation
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Capital L.P.
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:    State of Delaware

            Highbridge GP, Ltd.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:   Cayman Islands, British West Indies

            Highbridge GP, LLC
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:    State of Delaware

CUSIP No. 83001P109                   13G                  Page 12 of 17 Pages


            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship:  State of Delaware

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

Item 2(d)  Title of Class of Securities

            Common Stock, $0.025 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

            83001P109

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with
        Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with
        Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership

            Provide the following information regarding the aggregate number and

CUSIP No. 83001P109                   13G                  Page 13 of 17 Pages


percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 2,539,545 shares of Common Stock owned by Highbridge International LLC and (ii) $39,875,000 principal amount of 4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,279,528 shares of Common Stock) owned by Highbridge International LLC.

                Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

            (b) Percent of class:

                The Company's quarterly report on Form 10-Q filed on November 9, 2005, indicates there were 93,106,528 shares of Common Stock outstanding as of November 1, 2005. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the $39,875,000 principal amount of 4.50% Convertible Senior Notes due 2015 owned by Highbridge International LLC, the Reporting Persons may be deemed to beneficially own 8.87% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.


            (c) Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote

                       0

                (ii)   Shared power to vote or to direct the vote

                       See Item 4(a) above.

                (iii)  Sole power to dispose or to direct the disposition of

                       0

                (iv)   Shared power to dispose or to direct the disposition of

CUSIP No. 83001P109                   13G                  Page 14 of 17 Pages


                       See Item 4(a) above.

Item 5.    Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.    Identification and Classification of Members of the Group

            See Exhibit I.

Item 9.    Notice of Dissolution of Group

            Not applicable.

Item 10.   Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 11, 2006, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 83001P109                   13G                  Page 15 of 17 Pages


SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 11, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                    By: Highbridge GP, Ltd.
    -----------------------------                its General Partner
Name:  Howard Feitelberg
Title: Director

                                             By: /s/ Clive Harris
                                                 ---------------------------
                                             Name:  Clive Harris
                                             Title: Director

HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    -----------------------------
Name:  Howard Feitelberg
Title: Controller

                                             By: /s/ Clive Harris
                                                 ---------------------------
                                              Name:  Clive Harris
                                              Title: Director

HIGHBRIDGE GP, LTD.                          HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         By: /s/ Clive Harris
    -----------------------------                ---------------------------
Name:  Clive Harris                          Name:  Clive Harris
Title: Director                              Title: Director



HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Carolyn Rubin                        /s/ Glenn Dubin
    -----------------------------            -------------------------------
Name:  Carolyn Rubin                         GLENN DUBIN
Title: Deputy General Counsel



/s/ Henry Swieca
---------------------------------
HENRY SWIECA

CUSIP No. 83001P109                   13G                  Page 16 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.025 par value, of Six Flags, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 11, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                    By: Highbridge GP, Ltd.
    -----------------------------                its General Partner
Name:  Howard Feitelberg
Title: Director

                                             By: /s/ Clive Harris
                                                 ---------------------------
                                             Name:  Clive Harris
                                             Title: Director

HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    -----------------------------
Name:  Howard Feitelberg
Title: Controller

                                             By: /s/ Clive Harris
                                                 ---------------------------
                                              Name:  Clive Harris
                                              Title: Director

HIGHBRIDGE GP, LTD.                          HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         By: /s/ Clive Harris
    -----------------------------                ---------------------------
Name:  Clive Harris                          Name:  Clive Harris
Title: Director                              Title: Director

CUSIP No. 83001P109                   13G                  Page 17 of 17 Pages


HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Carolyn Rubin                        /s/ Glenn Dubin
    -----------------------------            -------------------------------
Name:  Carolyn Rubin                         GLENN DUBIN
Title: Deputy General Counsel



/s/ Henry Swieca
---------------------------------
HENRY SWIECA